Exhibit 10.2
SEVERANCE AGREEMENT
     SEVERANCE AGREEMENT (this “Agreement”) dated as of November 13, 2008, by and between BIOSCRIP, INC., a Delaware corporation, with its principal place of business at 100 Clearbrook Road, Elmsford, New York 10523 (hereinafter referred to as the “Company”), and Richard M. Smith (hereinafter referred to as the “Executive”).
     WHEREAS, the Executive and the Company are parties to an employment offer letter dated as of November 13, 2008 (the “Offer Letter”)
     WHEREAS, pursuant to the terms of the Offer Letter the Company agreed to enter into this Agreement in order to provide Executive with the severance payment protection upon termination of Executive’s employment with the Company;
     Accordingly, the parties hereto agree as follows:
     1. Severance upon Death or Disability.
     1.1. Termination upon Death. If the Executive dies while employed by the Company: (i) the Executive’s estate or beneficiaries shall be entitled to receive any salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued prior to the date of termination and reimbursement for expenses incurred prior to the date of termination; (ii) all fully vested and exercisable stock options (“Options”) previously or hereafter granted by the Company to Executive under any bonus program and held by the Executive may be exercised by his estate for a period of one (1) year from and after the date of the Executive’s death unless such longer period is set forth in the grant agreement evidencing the Options; (iii) any restricted stock units (“Restricted Stock Units”) granted under any bonus program or otherwise granted shall vest and be free from restrictions on transferability (other than restrictions on transfer imposed under Federal and State securities laws); (iv) any shares of common stock granted (“Stock Grants”) to Executive under any bonus program that are subject to forfeiture shall become non-forfeitable and shall be fully vested and transferable; and (v) the Executive’s estate and beneficiaries shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder. Notwithstanding anything to the contrary contained in this Section 1.1, it is expressly understood and agreed that nothing in the foregoing clause (v) shall restrict the ability of the Company to amend or terminate any benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage under such benefit plans and programs after such time as the Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of the Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements).
     1.2. Severance upon Disability. Upon termination of employment by virtue of Executive’s disability, (i) the Executive shall receive salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued prior to the effective date of the termination of employment and reimbursement for expenses incurred prior to the effective date of the termination of employment; (ii) all fully vested and exercisable Options previously or hereafter granted and held by the Executive may be exercised by the Executive or his estate or beneficiaries for a period of one (1) year from and after the date of the Executive’s termination due to disability unless such longer period is set forth in the grant agreement evidencing the Options; (iii) any Restricted Stock Units granted under any bonus program or otherwise granted shall vest and be free from restrictions on transferability (other than restrictions on transfer imposed under Federal and State securities laws); (iv) any Stock Grants made to Executive under any bonus program that are subject to forfeiture shall become non-forfeitable and shall be fully vested and transferable; (v) if the Executive’s disability shall continue for a period of six (6) months after his termination, the Executive shall receive for a period for two (2) years after termination of employment (A) the annual salary that the Executive was receiving at the time of such termination of employment (“Annual Salary”), less the gross proceeds paid to the Executive on account of Social Security or other similar benefits and Company provided long-term disability insurance, payable in accordance with the customary payroll practices of the Company applicable to senior executives, in installments not less frequently than monthly; and (B) such continuing coverage under the benefit plans and programs the Executive would have received in the absence of such termination, including, without limitation, coverage under any health insurance plans or programs which are available or provided to senior executives of the Company generally, and at the same cost to Executive, if any, in each case to the extent that the Executive is eligible under the terms of such plans or programs; it being expressly understood and agreed that nothing in this clause (v) shall restrict the ability of the Company to amend or terminate such benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage under such benefit plans and programs after such time as the Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of the Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); and (vi) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder. Notwithstanding the foregoing, if and only to the extent that Executive’s disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.
     2. Severance in the Event of Certain Terminations of Employment
     2.1. Termination for “Cause”; Termination of Employment by the Executive Without Good Reason.
     2.1.1. For purposes of this Agreement, “Cause” shall mean (i) the Executive’s conviction of a felony or a crime of moral turpitude; or (ii) the Executive’s commission of unauthorized acts intended to result in the Executive’s personal enrichment at the material expense of the Company; or (iii) the Executive’s material violation of the Executive’s duties or responsibilities to the Company which constitute willful misconduct or dereliction of duty, provided as to any termination pursuant to Section 2.1.1(iii), a majority of the Compensation Committee of the Board of Directors (or any successor committee thereto) shall first approve such “Cause” termination before the Company effectuates such a termination.
     2.1.2. If the Company terminates the Executive for Cause, (i) the Executive shall receive Annual Salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment); (ii) all unvested options shall lapse and terminate immediately and may no longer be exercised; (iii) any unvested Restricted Stock Units shall terminate immediately; (iv) any Stock Grants made to Executive under any bonus program that are subject to forfeiture shall be immediately forfeited; and (v) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
     2.1.3. The Executive may terminate his employment upon written notice to the Company which specifies an effective date of termination not less than 30 days from the date of such notice. If the Executive terminates his employment and the termination is not covered by Sections 1, 2.2, or 2.3 hereof, (i) the Executive shall receive Annual Salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment); (ii) all fully vested and exercisable options granted by the Company to the Executive under any bonus program or otherwise and held by the Executive may be exercised by the Executive for a period of 30 days from and after the date of the Executive’s effective date of termination unless such longer period is set forth in the grant agreement evidencing the Options; (iii) any unvested Restricted Stock Units hereafter granted shall terminate immediately; (iv) any Stock Grants made to Executive under any bonus program that are subject to forfeiture shall be immediately forfeited; and (v) the Executive shall have no further rights to any compensation or other benefits hereunder on or after the termination of employment, or any other rights hereunder.
     2.2. Termination Without Cause; Termination for Good Reason.
     2.2.1. For purposes of this Agreement, “Good Reason” shall mean the existence of any one or more of the following conditions that shall continue for more than 45 days following written notice thereof by the Executive to the Company: (i) the material change in or reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company; (ii) a reduction in the Executive’s then current Annual Salary without the Executive’s consent; or (iii) the relocation of the Executive’s principal location of employment more than fifty (50) miles from the Executive’s current site without the Executive’s consent.
     2.2.2. If the Company terminates the Executive’s employment and the termination is not covered by Section 1, 2.1 or 2.3 hereof: (i) the Executive shall receive Annual Salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment); (ii) the Executive shall receive for two (2) years after termination of employment, (A) the Annual Salary that the Executive was receiving at the time of such termination of employment, payable in accordance with the customary payroll practices of the Company applicable to senior executives, in installments not less frequently than monthly, and (B) such continuing coverage under the benefit plans and programs the Executive would have received in the absence of such termination, including, without limitation, coverage under any health insurance plans or programs which are available or provided to senior executives of the Company generally, and at the same cost to Executive, if any, in each case to the extent that the Executive is eligible under the terms of such plans or programs; it being expressly understood and agreed that nothing in this clause (ii) shall restrict the ability of the Company to amend or terminate such benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage under such benefit plans and programs after such time as the Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of the Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); (iii) outstanding unvested Options previously or hereafter granted to the Executive and held by the Executive shall vest and become immediately exercisable and all Options held by the Executive on the effective date of termination may be exercised by the Executive for a period of 30 days from and after the date of the Executive’s effective date of termination unless such longer period is set forth in the grant agreement evidencing the Options; (iv) the Executive shall become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; (v) any Restricted Stock Units granted under any bonus program or otherwise granted shall vest and be free from restrictions on transferability (other than restrictions on transfer imposed under Federal and State securities laws) as of the date of the Executive’s effective date of termination; (vi) any Stock Grants made to Executive under any bonus program that are subject to forfeiture shall become non-forfeitable and shall be fully vested and transferable as of the date of the Executive’s effective date of termination; and (vii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
     2.2.3. If the Executive terminates his employment for Good Reason and such termination is not covered by Section 2.3 hereof, (i) the Executive shall receive Annual Salary and other benefits (including bonuses awarded but not yet paid) earned and accrued prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment); (ii) the Executive shall receive for a period of two (2) years after termination of employment (A) the Annual Salary that the Executive was receiving at the time of such termination of employment, payable in accordance with the customary payroll practices of the Company applicable to senior executives, in installments not less frequently than monthly, and (B) such continuing coverage under the benefit plans and programs the Executive would have received in the absence of such termination, including, without limitation, coverage under any health insurance plans or programs which are available or provided to senior executives of the Company generally, and at the same cost to Executive, if any, in each case to the extent that the Executive is eligible under the terms of such plans or programs; it being expressly understood and agreed that nothing in this clause (ii) shall restrict the ability of the Company to amend or terminate such benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage under such benefit plans and programs after such time as the Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of the Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); (iii) all outstanding unvested Options previously or hereafter granted to the Executive under any benefit program shall vest and become immediately exercisable unless such longer period is set forth in the grant agreement evidencing the Options; (iv) the Executive shall become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; (v) any Restricted Stock Units granted under any bonus program or otherwise granted shall vest and be free from restrictions on transferability (other than restrictions on transfer imposed under Federal and State securities laws); (vi) any Stock Grants made to Executive under any bonus program that are subject to forfeiture shall become non-forfeitable and shall be fully vested and transferable; and (vii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
     2.3. Severance upon a Termination after Change of Control.
     2.3.1. For purposes of this Agreement, “Change of Control” means the occurrence of one or more of the following: (i) a “person” or “group” within the means the meaning of sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) becomes the “beneficial owner” (within the meaning of Rule l3d-3 under the Exchange Act) of securities of the Company (including options, warrants, rights and convertible and exchangeable securities) representing 30% or more of the combined voting power of the Company’s then outstanding securities in any one or more transactions unless approved by at least two-thirds of the Board of Directors then serving at that time; provided, however, that purchases by employee benefit plans of the Company and by the Company or its affiliates shall be disregarded; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the operating assets of the Company; or (iii) a merger or consolidation, or a transaction having a similar effect, where (A) the Company is not the surviving corporation, (B) the majority of the common stock of the Company is no longer held by the stockholders of the Company immediately prior to the transaction, or (C) the Company’s common stock is converted into cash, securities or other property (other than the common stock of a company into which the Company is merged), unless such merger, consolidation or similar transaction is with a subsidiary of the Company or with another company, a majority of whose outstanding capital stock is owned by the same persons or entities who own a majority of the Company’s common stock at such time; or (iv) at any annual or special meeting of stockholders of the Company at which a quorum is present (or any adjournments or postponements thereof), or by written consent in lieu thereof, directors (each a “New Director” and collectively the “New Directors”) then constituting a majority of the Company’s Board of Directors shall be duly elected to serve as New Directors and such New Directors shall have been elected by stockholders of the Company who shall be an (I) “Adverse Person(s)”; or (II) “Acquiring Person(s)” (as each of the terms set forth in (I) and (II) hereof are defined in that certain Amended and Restated Rights Agreement, dated as of December 3, 2002, between the Company and American Stock Transfer & Trust Company, as Rights Agent).
     2.3.2. If within the one (1) year period commencing upon the effective date of any Change of Control, the Executive is terminated by the Company or a successor entity and the termination is not covered by Section 1 or 2.1 hereof, or, within such one (1) year period, the Executive elects to terminate his employment after the Company or a successor entity materially reduces or changes the Executive’s authority, duties and responsibilities or the Company assigns the Executive duties materially inconsistent with the Executive’s position or positions with the Company or a successor entity immediately prior to such Change of Control, (i) the Executive shall receive Annual Salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment); (ii) the Executive shall receive (A) for two (2) years after termination of employment; the Annual Salary that the Executive was receiving at the time of such termination of employment, payable in accordance with the customary payroll practices of the Company applicable to senior executives, in installments not less frequently than monthly, and (B) for two (2) years after termination of employment, such continuing coverage under the benefit plans and programs the Executive would have received in the absence of such termination, including, without limitation, coverage under any health insurance plans or programs which are available or provided to senior executives of the Company generally, and at the same cost to Executive, if any, in each case to the extent that the Executive is eligible under the terms of such plans or programs; it being expressly understood and agreed that nothing in this clause (ii) shall restrict the ability of the Company to amend or terminate such benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage under such benefit plans and programs after such time as the Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of the Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); (iii) all outstanding unvested Options previously or hereafter granted under any bonus program or otherwise and held by the Executive shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms; (iv) the Executive shall become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; (v) any Restricted Stock Units shall vest and be free from restrictions on transferability (other than restrictions on transfer imposed under Federal and State securities laws); (vi) any Stock Grants made to Executive under any bonus program that are subject to forfeiture shall become non-forfeitable and shall be fully vested and transferable as of the date of the Executive’s effective date of termination; and (vii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment or any other rights hereunder.
     2.3.3. The payments, benefits and vesting, if any, to which Executive is entitled under Section 2.3.2 (and all other payments, benefits and vesting to which Executive may be entitled) shall be provided without regard to whether the deductibility of such payments, benefits and vesting would be limited or precluded by Section 280G of the Internal Revenue Code (“Section 280G”) and without regard to whether such payments (or any other payment, benefits and vesting) would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”). If any portion of the payments, benefits and vesting to or for Executive’s benefit (including, but not limited to, payments, benefits and vesting under this Agreement but determined without regard to this paragraph) constitutes an “excess parachute payment” within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the “Excess Parachute Payments”), the Company shall promptly pay to Executive an additional amount (the “gross-up payment”) that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax with respect to the Excess Parachute Payments; provided, that to the extent any gross-up payment would be considered “deferred compensation” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), the manner and time of payment, and the provisions of this Section shall be adjusted to the extent necessary (but only to the extent necessary) to comply with the requirements of Section 409A with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at Section 409A(a)(1)(B) or Section 409A(b)(4) of the Code. The determination as to whether Executive’s payments, benefits and vesting include Excess Parachute Payments and, if so, the amount of such, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company’s expense by such certified public accounting firm as the Board of Directors may designate prior to a Change of Control.
     3. Other Provisions
     3.1 To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A in accordance with the provisions below:
a)	The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). In addition, the parties shall cooperate fully with one another to ensure compliance with Section 409A, including, without limitation, adopting amendments to arrangements subject to Section 409A and operating such arrangements in compliance with Section 409A.

b)	Notwithstanding any other provision of the Agreement to the contrary, to the extent any payment or benefit to be paid or provided to Executive pursuant to the Agreement as a result of the termination of his employment constitutes “non-qualified deferred compensation” subject to Section 409A, such payment or benefit shall be paid or provided to the Executive under the Agreement at such time as the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A (without regard to whether such “separation from service” comes before, after or coincides with his termination of employment). For purposes of clarification, this paragraph shall not cause a forfeiture of any payment or benefits on the part of Executive, but shall only act as a delay until such time as a “separation from service” occurs.

c)	Notwithstanding any other provisions of the Agreement to the contrary, if any amount (including imputed income) to be paid to Executive pursuant to the Agreement as a result of Executive’s termination of employment is “deferred compensation” subject to Section 409A, and if Executive is a “specified employee” (as defined under Section 409A) as of the termination date, then, to the extent necessary to avoid the imposition of additional tax or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by the Company to Executive hereunder during the first six-month period following the date of employment termination shall not be paid until the date which is the first business day which comes six months and a one day after the date the Executive has incurred a “separation from service” within the meaning of Section 409A. Any deferred compensation payments delayed in accordance with the terms of this Section shall be paid in a lump sum on the first day following such six-month and one day period.

d)	With respect to items eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year, (ii) no such reimbursement may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

e)	It is intended that each installment of payments and benefits provided under the Agreement shall be treated as a separate identified payment for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

f)	The Company agrees to act in good faith under this Section 3.1 based on the guidance available from the Treasury Department and Internal Revenue Service respecting the proper interpretation of Section 409A, but nothing in this Section 3.1 shall constitute, or be construed as, a covenant by the Company that no payment will be made or benefit will be provided which will be subject to taxation under Section 409A or as a guarantee or indemnity by the Company with respect to the tax consequences to any such payment or benefit.
     3.2. Severability. If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions thereof.
     3.3. Enforceability; Jurisdictions. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by Executive and the Company (or its subsidiaries or affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its subsidiaries or affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction. The cost of any arbitration hereunder shall be borne by the Company.
     3.4. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

     (i) If to the Company, to:
BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Attention: Assistant General Counsel
     with a copy to:
King & Spalding, LLP
1180 Peachtree Street
Atlanta, GA 30309
Attention: Shelly Sharp Blews
     (ii) If to the Executive, to:
Richard M. Smith

     with a copy to:
Jennifer B. Rubin
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Any such person may by notice given in accordance with this Section 3.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.
     3.5. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
     3.6. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
     3.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPALS OF CONFLICTS OF LAW.

     3.8. Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company (without limiting the Executive’s rights under Section 2.3) may assign this Agreement and its rights hereunder.
     3.9. Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.
     3.10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
     3.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
     3.12. Survival. Anything contained in this Agreement to the contrary not withstanding, the provisions hereof shall survive any termination of the Executive’s employment hereunder.
     3.13. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
     3.14. Supersedes Prior Agreements. Upon execution and delivery of this Agreement, this Agreement shall supersede in its entirety any and all prior agreements with respect to the Company’s and the Executive’s respective rights and obligations upon the termination of the Executive’s employment with the Company.
     IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.
BIOSCRIP, INC.

By:
	Barry A. Posner,	Richard M. Smith
Executive Vice President

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